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                 EXHIBIT 11
         WATTS INDUSTRIES , INC. AND SUBSIDIARIES
        COMPUTATION OF NET INCOME PER COMMON SHARE
                 (Unaudited)
                                    Three Months Ended
                                    September 30

                                        1997           1996
                                    _____________  _____________
PRIMARY
   Average shares outstanding         27,028,909      27,406,598
   Net effect of dilutive stock
   options-based on the
   treasury stock method using
   average market price                  264,528          29,981
                                    _____________  _____________
         Total                        27,293,437      27,436,579
                                    =============  =============
   Income from continuing
     operations                      $13,620,000     $12,346,000
   Income from discontinued
     operations                          -                79,000
   Gain on disposal of
     discontinued operations             -             3,208,000
                                    _____________  ______________
   Net income                        $13,620,000     $15,633,000
                                    =============  =============

   Income per common share:
   Continuing operations                   $0.50           $0.45
   Discontinued operations                    -               -
   Gain on disposal of
     discontinued operations                  -             0.12
                                    _____________  _____________
   Net income per common share             $0.50           $0.57
                                    =============  =============
FULLY-DILUTED
   Average shares outstanding         27,028,909      27,406,598
   Net effect of dilutive stock
   options-based on the
   treasury stock method
   using the quarter-end
   market price, if higher
   than average market price             291,346          46,045
                                    _____________  _____________
         Total                        27,320,255      27,452,643
                                    =============  =============
   Income from continuing
     operations                      $13,620,000     $12,346,000
   Income from discontinued
     operations                          -                79,000
   Gain on disposal of
     discontinued operations             -             3,208,000
                                    _____________  _____________
   Net income                        $13,620,000     $15,633,000
                                    =============  =============

   Income per common share:
   Continuing operations                   $0.50           $0.45
   Discontinued operations                    -               -
   Gain on disposal of
     discontinued operations                  -             0.12
                                    _____________  _____________
   Net income per common share             $0.50           $0.57
                                    =============  =============


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